Exhibit 3 – SEC Reference 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into this 18th day of May, 2007, by and between Dan Guimont, Dan Mendes and DRS, Inc., a Nevada corporation authorized to do business in Washington (collectively "DRS"), and Ron Royce (hereinafter “Consultant”).

RECITALS

Consultant has unique knowledge in the business of recycling sheetrock. Specifically, Consultant has designed a machine that will recycle sheetrock and has arranged with a fabricator to construct the machine that will complete this task. Consultant is also the owner of a Washington corporation that engages in a. similar business to that of DRS, Resource Recovery Services, Inc. ("RRS").

DRS is a Nevada corporation in the business of accepting and disposing sheetrock in Washington State and it may operate its business, either in its name or by forming new, related entities, in other states in the future. The tax identification number for DRS is 205914452, and its address in Washington is 8245 S.E. 36th Street, Mercer Island, WA 98040. Its address in Nevada is 711 South Carson Street, Suite 4, Carson City, NV 89701.

Upon the terms and conditions set forth in this Agreement, Consultant agrees to use his unique experience and knowledge in recycling sheetrock and will provide DRS with the opportunity to purchase and use the sheetrock recycling machine to make a profit for DRS and its owners.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

AGREEMENT

1.            Work to Be Performed and Services to Be Rendered.

Consultant agrees to contact the sheetrock recycling machine fabricator and share with the fabricator the plans and specifications for building the machine ("Machine"). Consultant will work with the fabricator to complete the project of assembling the Machine so that DRS may use the Machine in its business. Consultant warrants that the Machine will produce not less than five (5) gross tons of recyclable sheetrock material per hour. Consultant shall have no set work hours, but will provide consulting services to the fabricator and DRS from time to time at his discretion and work toward the objective of assembling the Machine.

2.            DRS Purchase of the Machine.

Once Consultant has arranged with the fabricator to build the Machine, DRS shall directly contract with the fabricator to assemble the Machine. DRS agrees to pay all costs and expenses associated with assembling the Machine and timely pay all invoices the fabricator provides to DRS for the work. The parties estimate that the Machine will cost no more than $300,000.00 with a $15,000 allowance for a bailer. Loading equipment, building power supply and interior dust control are not included in this price. Once the Machine has been completed and delivered to DRS, DRS shall own the Machine and be responsible for all costs, safety items and expenses associated with operating, insuring, repairing and maintaining the Machine. Consultant will assist on an as-needed basis to answer questions about operating the Machine, Because the plans and specifications to the Machine are proprietary and of unique value to the Consultant, in the event that DRS decides to purchase additional Machine(s), it shall notify the Consultant and the Consultant shall then arrange with a fabricator of his choice to assemble the Machine(s).

3.            Compensation.

(a) As compensation for the services and work that Consultant will provide to DRS and in consideration for Consultant sharing unique proprietary information concerning the Machine and his business practices with DRS, DRS shall pay Consultant Twenty Three and 00/100 Dollars ($23.00) for every ton of sheetrock that DRS and any related entity, affiliate or individual accepts for disposal, sale, or use in Washington and Oregon. Compensation under this paragraph i s due by DRS to Consultant regardless of whether DRS uses the Machine in Washington or Oregon. If at a later date DRS purchases RRS, for the purposes of this Agreement, the consulting fee -will be reduced to $6.00 per ton, but only after payment in full by DRS for its purchase of RRS,

(b) If DRS conducts the sheetrock recycling business and uses the Machine in any states other than Washington and Oregon, DRS and any related entity, affiliate or individual shall pay Consultant Six and 00/100 Dollars ($6.00) for every ton of sheetrock that is processed with the Machine in such state. DRS will provide Consultant with prior written notice if it intends to use a Machine outside of the states of Washington or Oregon. If a commercially produced sheetrock recycling machine is available for use outside of Washington or Oregon, DRS may use such machine and shall not be required to pay Consultant under this Agreement.  Notwithstanding the above, whether DRS uses the Machine or an alternative commercially available sheetrock recycling machine, DRS shall be obligated to pay Consultant all amounts set forth in this paragraph ($23.00 per ton) for all operations in Washington or Oregon.

(c) If DRS is successful in selling the recycled sheet rock for Thirty and 00/100 Dollars ($30.00) or more per ton (a gross figure which includes trucking, bagging, taxes and any other costs associated with delivering the recycled sheetrock to an end-user), DRS shall pay Consultant ten percent (10%) of the gross sale amounts, without deduction for any costs or expenses.

(d) If DRS conducts business with any current customers of RRS, by accepting scrap sheetrock from such customers, upon written demand by the Consultant, DRS shall reimburse RRS for the reasonable gross profit that RRS would have made as if the customer had paid RRS to dispose of the sheetrock. Attached hereto as Exhibit A is a, list of the current customers of RRS which the parties agree to use for determining whether payment is due by DRS to RRS under this paragraph.

(e) Compensation owed to the Consultant shall be paid within ten (10) days of the end of each month to enable the parties to review the financial records of DRS for the preceding month and mutually agree on the consideration owed to the Consultant. If not paid as provided for herein, compensation owed to the Consultant shall bear interest at the annual interest rate of eighteen percent (18%) and DRS also agrees to promptly pay any attorneys' fees or other costs incurred by the Consultant in its efforts to obtain payment, whether or not a lawsuit is commenced.

(f) In the event that DRS defaults under any of the terms and conditions of this Agreement, or on any other agreement that DRS has with the Consultant, then DRS shall, upon written notice from Consultant, deliver the Machine (and any other Machines purchased by DRS) to Consultant, free and clear of all liens, and provide a bill of sale to the Consultant for the Machine(s). In the alternative, and with the prior written approval of the Consultant, DRS may dismantle the Machine(s) and sell and retain the proceeds of those parts of the Machine that Consultant considers non-proprietary. DRS shall promptly deliver the proprietary parts to the Consultant. Notwithstanding Consultant exercising its rights under this default paragraph, DRS shall have a continuing obligation to pay Consultant all compensation provided for under this Agreement. By this Agreement, DRS provides a security interest in any Machine(s) it purchases and authorizes Consultant to record any UCC statements that may be necessary to perfect its security interest in the Machines.

(g)  If DRS is not default of this Agreement, with prior notice and written consent of Consultant, DRS shall have the right to dismantle the Machine(s) and sell and retain the proceeds of those parts of the Machine that Consultant considers non-proprietary. DRS shall promptly deliver the proprietary parts to the Consultant.   However, DRS shall continue to have all payment obligations to the Consultant that are set forth in this Agreement and also be required to fulfill all other terms and conditions of this Agreement.

4.            Sheetrock Disposal.

RRS currently has the right to dispose of sheetrock at United States Gypsum ("USG"). For no additional consideration beyond what is set forth in Section 3 of this Agreement, DRS shall have the right dispose of sheetrock at USG under the RRS agreement with USG, but only to the extent that RRS has the right to dispose of sheetrock at USG. For instance, if RRS is permitted to deliver 500 tons of sheetrock per month to USG, then DRS shall have the right to use the RRS account at USG to dispose of no more than 500 tons per month. RRS makes no representations concerning how many tons of sheetrock it will have the right to dispose of at USG or for how long it shall have the ability to dispose of sheetrock at USG.

5.            Purchase of Assets.

Not later than July 1, 2007, DRS shall purchase the following assets from Royce Construction, Inc., a Washington corporation owned by the Consultant,: (a) for total consideration of $250,000.00 all cash at closing, three (3) 2005 GMC 6500 trucks and one (1) 2005 Peterbilt truck, and from RRS (b) for total consideration of $80,060.00 all cash at closing, one (1) Trinity trailer. RRS and Royce Construction -will deliver title to the above-described equipment free and clear of liens, but make no representations or warranties concerning the condition of the equipment. DRS takes title to the equipment with all faults, "AS-IS, WHERE-IS."

6.            Right of First Refusal

For good and valuable consideration, including the purchase by DRS of the assets described in Section five (5) above, if Consultant receives an acceptable, written offer to purchase RRS from a third party, Consultant and RRS shall give DRS written notice of intent to accept the offer, including a copy of the offer, and DRS shall have seven (7) days within which whether to decide to exercise the Right of First Refusal and thereafter immediately enter into an agreement to purchase RRS upon the same terms and conditions as the third-party offer. If DRS does not timely exercise this Right of First Refusal, it shall automatically expire without further action or notice by any party.

7.            Purchase of DRS Stock.

If DRS, now a closely held Nevada corporation, is successful in having its stock, the stock of an affiliate of DRS or any company in which Guimont or Mendes have a controlling interest, publicly traded on a recognized exchange then, for a period of eighty-four (84) months 'from the day the company stock is listed, Consultant shall have the right to purchase up to 100,0 0 0 shares of DRS or other company common stock at One Dollar ($1.00) per share.

8.            Independent Contractor.

The parties intend that an independent contractor relationship be created by this Agreement. Consultant shall not be considered an owner, shareholder, agent, officer or employee of DRS for any purpose and is not entitled to any of the benefits DRS provides to its employees or be responsible for any of the obligations of DRS. Consultant is responsible for payment of any and all taxes or assessments levied by local, state or federal authorities relating to services Consultant or any of Consultant's subcontractors, employees or agents perform under this Agreement.

9.            Access to Records.

DRS agrees to provide Consultant and any third parties hired by the Consultant, with complete access at all times to any and all of its records that relate to the acceptance,, disposal, or trucking of sheetrock including, without limitation, load counts and tonnage records of sheetrock. In the event that a review by Consultant of DRS records reveals material errors that evidence an intent by DRS to not pay compensation that that is owed to the Consultant under this Agreement, then DRS shall thereafter pay an additional ten percent (10%) to Consultant as additional compensation due under this Agreement For each violation of this Agreement, DRS shall pay the additional ten percent (10%) on a cumulative basis (e.g., if five (5) violations are discovered, DRS shall pay an additional fifty percent (50%) to the Consultant for the remaining term of this Agreement). The parties recognize that this additional payment is not a penalty and, rather, represents an agreed valuation of the damages that Consultant would suffer if it was discovered that DRS was not accurately keeping records and was doing so intentionally to avoid paying the Consultant what is owed under this Agreement. This paragraph in no way limits the Consultant's remedies for other breaches of this Agreement.

10.           Confidentiality/Non-Compete.

(a) DRS will acquire unique knowledge of Consultant's confidential information with respect to the design, assembly and operation of the Machine as well as sheetrock recycling business practices, including, without limitation, what Consultant is paid and what Consultant pays for the acceptance and disposal of sheetrock. Confidential information is information which is of a unique nature relating to the design, construction, use and operation of the Machine and business practices of the Consultant and his corporations. Disclosure of this confidential information could cause substantial loss to the Consultant, DRS agrees that it will not for any purpose disclose to any third parry any confidential information obtained by DRS concerning the Machine or other information obtained from the Consultant in connection with this Agreement or to use such confidential information to compete against the Consultant, RRS or Royce Construction, Inc. DRS shall he prohibited from taking photographs of the Machine or taking any drawings of it, other than DRS may take photographs of sheetrock material coming off the conveyor belt on the Machine. DRS shall also be required to inform all of its owners, employees (including George Guimont), agents, and subcontractors of these confidentiality provisions and shall be held responsible for any breach of this Agreement by such third parties the same as if it had breached this Agreement.

(b) During the term of this Agreement, the Consultant, on behalf of himself, RRS and Royce Construction, Inc., agrees not to compete against DRS by engaging in the business of retrieving from residential or commercial construction sites new, scrap sheetrock that customers from such construction projects request DRS to pick-up and haul away for a fee.

11.           Restrictive Covenants.

(a) DRS will acquire information regarding the Machine and sheetrock recycling practices from the Consultant in connection with this Agreement which have a unique value to Consultant. If this information is used hi competition with Consultant, Consultant would suffer substantial business loss. Unless Consultant provides prior written consent, DRS shall be prohibited from using any information obtained from the Consultant concerning the Machine or sheetrock recycling business practices, except in strict conformance with the terms and conditions of this Agreement.

(b) If any provision or portion of Sections 10 or 11 of the Agreement are held unreasonable, unlawful, or unenforceable by a court of competent jurisdiction, the provision will be deemed to be modified to the extent necessary for the provision to be legally enforceable to the fullest extent permitted by applicable law. Any court of competent jurisdiction may enforce any provision of these sections or modify any provision in order that the provision will be enforced by the court to the fullest extent permitted by applicable law.

(c) The violation by either party of the provisions of Sections 10 and 11 of this Agreement could cause irreparable injury to the non-breaching party and there is no adequate remedy at law for violation of those provisions. The non-breaching party has, in addition to other legal or equitable remedies, the right to enjoin the breaching party in a court of equity from violating those provisions.

(d)       All provisions of sections of this paragraph 11 of the Agreement are cumulative.

12.           Warranties and Representations. DRS warrants and represents that:

(a) It will comply with all laws, ordinances and regulations governing the operation of the Machine;

(b) It has and will maintain all required licenses to do business in Washington, Oregon and any other state in which it does business;

(c) It will timely pay all obligations of DRS, including local, state, and federal taxes and see that employee withholdings (e.g.. federal income tax, PICA and Medicare) are promptly made and remitted to the appropriate authority; and

(d) It has the authority to enter into this Agreement, the execution of it does not result in the breach of any other agreement that DRS has with a third party and the Agreement constitutes a legally binding contract upon DRS.

13.           Indemnities/Insurance.

(a) DRS shall defend, indemnify and hold harmless Consultant, his employees, agents and authorized representatives from any and all losses, costs and expenses, including but not limited to, monetary damages, attorneys' fees, investigative and discovery costs, courts costs, fines, penalties, and all other sums, that the Consultant may pay or become obligated to pay on account of any, all and every demand for, claim or assertion of liability resulting from any claims by third parties, including, hut not limited to, governmental authorities, arising out of or relating to this Agreement and the relationship created by it.

(b) DRS covenants and agrees that it shall, during the entire term of this Agreement, keep in full force and effect a policy of property damage and liability insurance with respect to the Machine(s).

14.           Termination/Cancellation.

Upon ten (10) days' notice to DRS., this Agreement may be terminated by the Consultant. If Consultant terminates this Agreement without reasonable cause, then DRS shall be entitled to retain possession of the Machine. DRS shall not have termination rights under this Agreement. In the event Consultant terminates this Agreement, the parties shall have no further liability to one another, except that DRS shall continue to promptly pay Consultant all compensation due under this Agreement and all indemnity and confidentiality provisions shall survive termination of the Agreement by either party.

15.          General.

(a) This Agreement may be amended only by an instrument executed by the authorized representatives of both parties.

(b) Any termination ,cancellation or expiration of this Agreement notwithstanding, provisions which are intended to survive and continue shall so survive and continue.

(c) Without regard to any conflict of law provisions, and acknowledging that DRS, Inc. is a Nevada corporation, this Agreement shall be interpreted in accordance with the laws of the State of Washington and venue for any action shall be in King County, Washington. The parties expressly acknowledge this jurisdiction and. venue clause and agree that it was specifically negotiated with full knowledge of its consequences.

DRS:	Consultant:

(d) In the event of litigation between the parties with respect to this Agreement, the prevailing party shall be entitled to reimbursement from the other party for attorneys^ fees and costs, including attorneys' fees and costs associated with all appeals and the collection of any judgment.

(e) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(g) DRS, Dan Guimont, and Dan Mendes shall be jointly and severally liable for the obligations under this Agreement.

(h) This Agreement has been prepared after negotiations between the parties and each party is entering into it voluntarily and with a full understanding of the consequences of it. Both parties have had the opportunity for the assistance of counsel in the drafting of this Agreement and it shall not be construed for or against any party to it

(i) This Agreement shall be binding upon the heirs, successors, and assigns of the parties. In the event that DRS, Dan Guimont, or Dan Mendes shall sell any of the assets or shares of stock of DRS to a third party, or any one of them forms another entity that is in the sheetrock disposal and recycling business, this Agreement shall continue in full force and effect with such third parties. DRS shall not assign any of its rights under this Agreement without the prior written consent of Consultant, which Consultant may withhold in his sole discretion.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives and to be effective as of the date first above written.